EXHIBIT 99.1

PRXI Shareholder Call
April 22, 2014
Script
Sam Weiser

OPERATOR

Good day and welcome to the Premier Exhibitions' Shareholder Conference Call. Today's conference is being recorded.  I would like to remind everyone that the company will be making forward-looking statements on today's call and these forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. Although Premier Exhibitions believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any such assumptions could prove to be inaccurate. Therefore, Premier Exhibitions can provide no assurance that any of the forward-looking statements contained in this press release will prove to be accurate.

In light of the significant uncertainties and risks inherent in the forward-looking statements included in this call, such information should not be regarded as a representation by Premier Exhibitions that its objectives or plans will be achieved. Included in these uncertainties and risks are, among other things, fluctuations in operating results, general economic conditions, uncertainty regarding financing alternatives, and competition. Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Premier Exhibitions’ most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”  Premier Exhibitions does not undertake an obligation to update publicly any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. And now, I'd like to turn the conference over to Mr. Sam Weiser, Chief Executive Officer and President of Premier Exhibitions Incorporated. Please go ahead, sir.

SAM WEISER

Good afternoon everyone and welcome. The primary purpose of this call is to update shareholders on a number of initiatives that the company is pursuing and to provide some insight into the expected benefits.

First, let me update you on the strategic alternatives process being pursued with JP Morgan. Our Board, along with JPM, continues to review strategic alternatives. As part of this process, our preliminary valuation work based on financial data provided to JP Morgan by Premier indicates that our shares are trading at a discount to the intrinsic value of the cash flows from operations.  While no valuation from an investment bank is precise, the range of values being indicated by JP Morgans’s preliminary valuation of Premier’s operating business exceed the company’s current market capitalization before consideration for the value of the Titanic assets. The dialogue between the board and JP Morgan is ongoing and we do not anticipate making further public announcements related to this process until we have something definitive to announce.

Following up on the valuation work being completed by JP Morgan, I’d like to address the Titanic assets. As all of you know, Premier owns a unique, one-of-a kind collection of artifacts and intellectual property related to the most iconic underwater wreck site in history. You are also aware that the auction process in 2012 did not yield a buyer for the collection. Without revisiting history, the process gave us great insight into the asset and the complexities involved in selling it. While the current market price for Premier’s stock indicates investors have established a diminished value for the Titanic assets, we remain confident that these assets hold tremendous value for shareholders. To validate that proposition, the company is engaging independent appraisers to complete new appraisals of the entire collection. Once that appraisal work has been completed, the board will evaluate the results. In the meantime, we continue to explore alternatives for the sale of RMS Titanic, Inc.  We learned from the auction process that many buyers did not fully understand the nature of the collection and the value embedded in the entity RMS Titanic, Inc.

The Titanic assets can be characterized as follows.  First, there are the assets themselves which have their own inherent value.  Based on previous appraisals conducted in 2009 and accepted as reliable by the court, the value of the assets with the IP surrounding the collection was $189 million. The covenants and conditions imposed by the Court require that the collection be maintained as a single asset, restricting a buyer’s ability to sell individual artifacts. The appraised value of $189 million contemplated that the collection would be maintained together and could not be sold piecemeal.

Second, our salvor rights, our intellectual property from the 2010 dive, our vast educational materials, and all of the knowledge the company has developed regarding conservation of the artifacts, passenger stories, related media and other intellectual property surrounding Titanic has intrinsic value that has never been appraised.  Included in this category is the Titanic mapping project that consolidates all our artifact related knowledge and IP in a single database along with the 3D imagery and sonar mapping of the debris field.

With the new appraisal work I referenced, we expect for the first time to be able reasonably estimate the current value of this intellectual property.  Given the level of complexity in fully valuing all of the company’s Titanic assets, future attempts to monetize these assets will focus on a sale of Premier’s RMST subsidiary.  We believe this will allow the company to manage the tax implications associated with any proposed transaction and enable the company’s shareholders to maximize the value of these assets.  Of course, any sale involving the Titanic assets would be subject to the court’s oversight, as dictated by the covenants and conditions.

With that said, we believe the value of the Titanic assets exceeds the current market value of the company. We not only have an existing appraisal to support that claim but we are in the process of obtaining a current appraisal that we expect will also support this position.

Additionally, as noted earlier, the Titanic assets currently contribute to the company’s enterprise value so there is no urgent need to sell the assets until an appropriate buyer steps forward willing to pay what the board feels is a fair price for the assets. The best corollary I can provide is that of a trophy real estate asset. If the asset is currently producing positive cash flow, an owner of a trophy real estate asset would wait until a buyer stepped forward willing to pay an attractive price for the property. We believe our Titanic assets represent a trophy asset and, while we will continue to evaluate options to position RMST for sale at a fair price, we are not currently compelled to sell the assets until such time as a buyer appears that is willing to pay a fair price. Until then, the company will continue to exploit the assets through development of new attractions utilizing our unique intellectual property and expanding the contribution these assets make to the enterprise value of the company.

One last point on Titanic,  it is the company’s intention to retain the exhibition rights for a period of time following any sale of the assets. Given the value to the operating company of the Titanic exhibitions, our strategic plan assumes a minimum of five additional years of Titanic touring and display at our permanent locations.

Moving on, I want to speak about the new New York location.  As many of you know, we recently announced that we have secured a lease for more than 51,000 rentable square feet on New York’s fifth avenue between 37th and 38th streets. The facility will have 5th avenue frontage and our signage will encompass the entire 5th avenue frontage on the second floor along with signage on 37th and 38th streets. The location is centrally located and close to numerous other New York attractions. The Empire State Building observatory is three blocks south of our facility and draws more than 4.4 million visitors each year. The New York public library and Bryant Park are 4 blocks north of the exhibition center. Bryant Park is home to New York’s fashion week and other events throughout the year and, along with the public library, draws millions of additional visitors to the area. In addition, both the Grand Central terminal and Penn Station are 6 blocks from the Premier Exhibition Center making the facility accessible to tri-state commuters along with the millions of tourists that enter New York by train.

Assuming a September opening date, we expect the New York location to contribute more than $2.5 million in gross margin in this fiscal year, $4 million in free cash flow for the current fiscal year due to the deferred rent, and approximately $6.5 million of gross margin contribution in Fiscal ‘16.  These expectations are based on the facility housing two exhibitions and drawing, on average 540,000 patrons on a full-year basis at an average ticket price of approximately $24.  We believe our forecasts are conservative as we consistently drew more than 250,000 people to our Seaport location for just our Bodies exhibition at a $24 average ticket price. With two viable exhibitions in the 5th avenue facility and what we believe is a stronger location, we are confident our forecasts are attainable.

We have already been asked about the exhibitions being planned for the new location in New York.  For competitive purposes we have decided to delay announcing the exhibitions at this time. In addition, we have budgeted for a significant marketing effort around the opening of the new exhibition center and to support the exhibitions once they have opened.  Again, for competitive reasons, I will not discuss the marketing budget for New York other than to say it is significant.

One final point on New York, we anticipate the investment required by Premier to open the New York location will be approximately $600,000 over and above the significant contribution from the landlord prepare the space for our occupancy.  In addition, we are currently contemplating a new exhibit for New York which would require an additional investment of approximately $2.25 million to produce this new exhibition. Our projections for New York assume this additional spend on new content but, in the event we are not able to secure funding or generate sufficient cash flow to finance this exhibition, we will likely place existing content in the New York location which might impact our attendance projections.

That provides a natural segue to the next topic I’d like to discuss. As I’ve mentioned on previous calls, the company is engaged in a process to secure $10 million in debt financing to support the company’s growth initiatives. This process is ongoing and we are making progress however we are still in the process of attempting to secure offers from multiple lenders. These offers will need to be negotiated and the board will need to ultimately approve the terms of any facility.

I think the key discussion point centers on how the company intends to deploy the proceeds from any debt facility. There are a number of initiatives that would benefit from a debt financing.

 One initiative that would be funded by the debt financing would be refreshing our Bodies and Titanic exhibitions in Las Vegas and on tour. These exhibits have been fundamentally static for the last decade and our creative team has numerous ideas to improve the overall exhibition experience for consumers through greater interactivity, introduction of new IP based elements and refreshing the overall look and feel of the exhibitions. We have budgeted roughly $2 million for this project.

Funding of new content is also a major element of the debt financing. For Ice Age and another project we will hopefully be announcing in the near future, we have tentatively arranged for project financing where we share the risk and the returns with our partner. We believe these arrangements are prudent to enable the company to maximize the growth opportunities given a finite amount of capital while also mitigating some of the risk associated with these projects. While we never anticipate failure and believe both of these new projects will be successful, we also believe it is smart business to share the risk with a purely financial partner willing to contribute capital for returns that exceed what they might typically get from similar investments. Premier’s portion of the capital necessary is approximately $1.5 million total for the two projects, which we expect will come from the debt proceeds but which would come from operating cash flows if the debt is not secured.

As noted earlier, in addition to the new content discussed above, we have the opportunity to develop new content for the New York location, which, as noted above, might require $2.25 million to produce the exhibition. We are attempting to secure a financing partner for this opportunity but we are confident enough in this opportunity to fund the production costs ourselves if necessary.

We have also reserved $2-3 million of the debt proceeds for strategic acquisitions of content. We are currently in discussion on one such opportunity that we expect would be immediately accretive to the company. While this transaction may or may not occur, we believe that holding some of the proceeds of the debt financing in reserve for these types of opportunities is prudent given the fragmented nature of the exhibition industry and the possibility of content becoming available that Premier can enhance and distribute through its global network. Our criteria for these types of opportunities are quite clear – they must be priced reasonably, we must believe they will be immediately accretive and they must have “evergreen” characteristics that make them viable properties for an extended period.

Another critical element that would be funded from the debt proceeds is our digital initiative which initially requires roughly $1 million in capital to develop the digital infrastructure the company is sorely lacking. These digital initiatives include the development of a data library for all of our Titanic artifact based intellectual property. It would also include the development of mobile applications for phones and tablets that would facilitate stronger interaction with our consumers and better delivery of our unique content.

Additionally, we have had discussions with museums interested in partnering with Premier on new content opportunities. Museums require new content to keep their membership engaged and to draw new patrons. However, Premier offers the museums an opportunity to create a touring model that will provide the museum with an annuity stream that will enable the museum to fund other projects. While we have held preliminary discussions with a couple of museums, our lack of adequate working capital to fund our share of these projects has inhibited our ability to close on one of these opportunities. Securing debt will provide Premier with the resources necessary to move forward with one of these institutions in the future should an appropriate project materialize.

I’d now like to shift my focus to forecasted operating results for the company. All of our projections and forecasts assume the completion of a debt financing transaction to fund new content development and the other initiatives discussed earlier.

For Fiscal ’15, which ends February 2015, we are anticipating EBITDA of $5.5 million. The keys to achieving that result are a 5% increase in year over year Las Vegas attendance, opening New York in September and achieving the $2.5 million in gross margin contribution for the portion of the year in which New York is open.

For Fiscal ’16, we are currently forecasting EBITDA of $17 million. The key drivers of the growth from ’15 to ’16 are a full year of New York operations, the introduction of Ice Age and one other piece of new content, plus the continued success of our other permanent locations and consistent revenue from our existing exhibition content.

While Fiscal ’17 is a long way off, our strategic plan calls for $18 million in EBITDA. The main bridge from fiscal ’16 to fiscal ’17 is one additional piece of new content.

While it is difficult to look into the future, we wanted to share with our shareholders the level of growth we are expecting should we be successful in obtaining the debt financing, successful with the New York launch and successful in introducing new content. As CEO, I try to keep the business simple. Premier for the last few years has suffered from a revenue shortfall. We succeeded in reducing overhead by $6 million and our operations are about as lean as they can be if we ever hope to grow the company. We secured strong creative professionals through the AEI acquisition and the next two years will demonstrate the value these individuals bring to Premier. Tangible evidence of their value has already been evident through the changed perceptions of Premier in the museum community and with the desire of content providers to work with Premier on new projects. We have also created a repeatable process for strategic growth initiatives, such as new content, imposing a significant cost of capital and requiring a minimum IRR on all new projects. Overall, our capital allocation decisions are driven by the probability analysis relating to the return of our capital. Recovered capital is money we can reinvest even if a project fails to deliver the projected returns. However, if invested capital fails to be recovered, we have destroyed value since the money has been lost and cannot be recycled. Therefore, without a high degree of certainty that we will succeed in recovering our invested capital on any project, we are unlikely to take the risk and pursue that opportunity.

This call responds, in part, to concerns we have received from our shareholders with respect to the level of strategic information we provide to our shareholders. We have listened closely to your concerns about greater communication, and I hope this has been helpful to many of you in providing some transparency into our future plans, our forecasted levels of performance, and how we plan to achieve those levels of performance over time.

I thank you for your time. I received some questions before the call by e-mail which I want to answer before I open the floor to questions.

The first question that I received this afternoon was our projected cash flow and cash position at year end which I assume was the end of February 2015.  Our forecast is for our cash balance to be approximately $5.5 million, but that assumes that we no debt financing and do not pursue any of the project that were noted in the discussion above. Obviously if we get the funding and move forward on a number of those projects, the ending cash balance at the end of 2015 will be significantly different.

Another question I got was whether or not the lease commitment would affect the sale of the business or the assets.  We don’t believe the lease is going to impact the potential sale of the business or the assets basically because it is an operating lease and it’s also a consistent part of our operating plan. We are in the permanent location business, someone who was acquiring the business would clearly be supportive of our permanent strategy.  With respect to the assets, I don’t think that would have any impact on the asset sale simply because the operating rights would be retained by the surviving entity and the assets would continue to be available for display either in New York or in any of our other permanent locations.

Another question I got was a three part question with regard to JP Morgan.  What’s their mandate, what’s their timeline, and what are they doing differently than they have done in the past? Obviously the mandate has been clearly defined through the previous discussions.  As far as the timeline goes, we don’t have a specific timeline we’re prepared to disclose. I think that the process just has to play out at the proper speed and so we will see how that plays out over time.  However, with respect to what we are doing differently than what we have done in the past, in the past I think that when the company was marketed we didn’t have as good of view or as solid of view into the future as we do now.  I believe that the business is much more viable today than it was in the past and I think it will be much more interesting to potential buyers.

And then the last question I got, before I open the floor, was with respect to the debt, again, a multi-part question. The first is will it be recourse to the company or project-based? It will probably be recourse to the company.  I think the debt would be secured by the company’s assets, although not by the Titanic assets since they’re not allowed to be encumbered under the covenants and conditions and the rulings of the court.  The next part of that was would it be equity dilutive?  Obviously we don’t know exactly which deal will turn out to be the best.  We are trying to avoid any kind of equity dilution, which is why we are in the debt markets to begin with so it’s our intention to mitigate or eliminate any equity dilution as a result of the debt financing if possible.  And then the long term short term, I’m sorry- the third part of the question is will the debt be long-term or short-term.  We’re expecting the debt to be between 3 and 5 years in term and hopefully be fully amortizing.  Obviously, with respect to the debt until we get final term sheets and until we make a definitive deal, we can’t answer these questions with any clarity but I think our intentions are clear from my answer.

Operator, with that, I will now open the floor for questions.

Operator: Thank you the question and answer session will be conducted electronically if you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch tone telephone.  If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again that is *1 on your touchtone telephone, and we will pause for just a moment.

And we’ll take our first question from Andrew Shapiro from Lawndale Capital Management.

Weiser: Good afternoon, Andrew.  How are you?

Shapiro:  (inaudible)

Operator:  Andrew, I apologize, we are barely able to hear you.

Shapiro: Can you hear me now?  I am just getting over a cold, yes-no?

Weiser: Yes Andrew I can tell you’re not feeling well.  Go ahead, we’ll do our best to hear you.  Go ahead.

Shapiro: I’ll try to speak up as well. You’re not able to give the timeline on JP Morgan, I appreciate that , but you also talk about a separate task with respect to the Titanic artifacts having appraisals.  Is there a timeline on those appraisals?

Weiser: Obviously, the asset is complex.  I think we will have at least one in the next 90 to 120 days but it is our hope to maybe get multiple appraisals and I can’t tell you how long it will take to get both but I think we will have one within 90-120 days.

Shapiro: Now you had appraisals before, so is this the same appraisal company?  What is being done different? And thus, why would it take so long if it were the same appraisal company?

Weiser: Well, we are using, we are engaging the appraiser who appraised the assets for the court, updated the original appraisal.  It was not the same person who did the original appraisal and that person only did a limited review, an update for the court in 2009.  That individual is now going to do a complete appraisal including appraising all the new intellectual property that are included in our collection.  And obviously, they have a fairly good knowledge of the asset going in from their previous work.  So while there will be a lot of additional work for them to complete, we anticipate that they will be able to get it done a little quicker than a new company that first has to first learn the nature of the assets and what we own.  That’s why we are saying 90 -120 days, and it could be a little longer, depending on how long the second company needs in order to complete the work. But we will have that first one done, I believe, within the 90-120 day window.

Shapiro: One more question and then I’ll back out into the queue but I have a few more afterward so please come back to me.

Weiser: Okay

Shapiro: This last question before I back out.  You mentioned and gave projections, estimates, I think it was $5.5 million EBITDA Feb 2015, $17 million EBITDA Feb 2016 for the year, $18 million EBITDA Feb 2017 and you said, “this is assuming the debt transaction occurs”.

Weiser: Right

Shapiro: So with the assumption the debt transaction occurs, you must be using an assumption on the cost of debt to come up with those numbers. Can you share that range of the cost of debt you are using for your assumptions?

Weiser: I am going to give you a broad range but I hope it is an indication of where we think we are in terms of cost of capital but its 12-18%  and we use the high end of that range in calculating our interest expense in that model.

Shapiro: 12-18% on 3-5 year fully amortizing money?

Weiser: Yes, that is the range we are looking in, yes.

Shapiro: Alright, well have your bankers call me about that cause that seems pretty attractive. And I’ll back out into the queue for now but come back to me.

Weiser: Okay

Operator: and it appears there are no other questions. I would like to remind everyone that is *1 from your touch-tone telephone. So Andrew we’ll go back to you for any follow-up questions that you may have.

Shapiro: Yeah, so alright, you have a timeline on the appraisals, you have JP Morgan doing their thing, the appraisals are on the RMS Titanic assets.  Was there an appraisal, what was being doing with respect to IP, the salvage content IP that you referred to as a separate line item in the past, was not part of the $189 million dollar appraisal which you said was based on a contained together restriction before?

Weiser: Correct, that did not include any valuation of the salvor rights which candidly are going to be very difficult to value simply because the court can keep those in tact or can strip them from the company.  And then I think that the intellectual property that was obtained in the dive in 2010, all the work that we’ve done on the mapping project, which is basically a database of information related to all the artifacts, basically includes all of the video, all the photography, all the passenger stories, all the elements of intellectual property that we own relative to each piece of the ship and each personal effect that we’ve recovered from the ocean floor and placed it back on the ocean floor where we recovered it from in the debris field.  So if you think about it, it’s a pretty powerful tool and it’s going to be a major part of any additional IP exploitation that we engage in, as far as interactivity, web-based content, attractions that we develop for third-parties like amusement parks and others.  It’s a really powerful piece of IP that we didn’t have when that appraisal was updated in 2009.

Shapiro: Okay, and then regarding New York City, because there is not a press release I think that went with it and the original press release I don’t think had a date, when do you expect New York to re-open?

Weiser: September of this year

Shapiro: September.  And assuming it reopens in September, your estimate is for the rest of the year or through February that you are going to be generating $4 million in cash flow from New York?

Weiser: Correct.

Shapiro: Was it through February?

Weiser: Through February of 2015

Shapiro: Okay, it would be $4 million in cash flow and that’s because there’s limited rent or no rent that’s owed initially under the terms of your deal, correct?

Weiser: Well, there’s no initial rent, we have some deferral rent.

Shapiro: Right, okay. And you mentioned before the $4 million number, you gave a $2.5 million number, what was the $2.5 million number to reflect?

Weiser: That was the gross margin contribution because even though we don’t have to pay rent to the landlord, we have to amortize the rent over 10 years and 11 months.  So we’ll start recognizing rent the day we open from an expense standpoint.

Shapiro: So a non-cash $2.5, a total $2.5 accounting wise, and $4 million cash flow

Weiser: In terms of free cash flow, correct.

Shapiro: Do those numbers assume the expenditure of $2.5 million to have new exhibits in there or even without those new exhibits going in and just the $600k leasehold improvement investment?

Weiser: That’s correct. First, we have a $600,000 leasehold improvement expectation in terms of what we are going to need to get these exhibitions installed. We are going to place one of our existing exhibitions in New York and then we are going to place a potentially a new exhibition in New York.  The new exhibition would require the $2.25 million provided we can’t find a funding partner for that project. We are confident enough in that project, that we would do it anyway if we get the debt financing but we’d also be willing to share the risk with a financial partner if necessary.

Shapiro: Okay, and if you don’t get the second exhibit, being the new one, if you don’t get the new exhibit, are these cash flow estimates still valid or are they based on the need to have that second exhibit.

Weiser: I think that they’re based on two exhibitions.  We don’t really know whether or not we will be negatively impacted. I mean obviously you are trying to look into a crystal ball.  We would assume we would have a little lower performance numbers if we put two existing properties into New York, but we still think… We are very conservative on how we estimate and I think we have been conservative on New York.  I think that if you look at the other types of New York centric attractions outside of Times Square like the Top of the Rock, the Empire State Building, some of the other museums around the city, the attendance numbers are all pretty high.  If we can just get a portion of what those other attractions draw, which we think we’ll have a probability of doing 540,000 annually does not seem like a large number.  Again, that’s going to be dependent, too, on school groups and all the other elements that are necessary to create our patron base, our consumer base.  But we’re very confident that we are in a good location, we have  a lot of support from the landlord. We think that the 5th Avenue location will be attractive to people in the Tri-State area because it won’t be going to Times Square and I think it will differentiate us from the types of attractions that are in Times Square which hopefully will benefit us in the long run.

Shapiro: Right. Now when you assume the 12-18% debt cost, is that going to be cash interest costs and these cash flow numbers are going to support that kind of cash interest costs on that debt?

Weiser: Yes

Shapiro: Alright, I got no further questions

Weiser: I mean Andrew, first of all I hope you feel better.  But second of all, on the debt, we’re telling you what we think we can do and what we are expecting to do. Obviously the lender, who controls the money, is ultimately in control of what we pay and how we pay it and what term we get.  We have seen indications from anywhere from 36-60 months and the rates have been probably closer to the higher range of the 12-18%. So we probably very prudent in using the 18% as the number we used in our estimates.

Shapiro: Right, would the passage of time, in other words, delivering on some of this stuff increase the non-Titanic asset cash flow and potentially have greater visibility on a Titanic asset sale enable you to then obtain the rest of the financing at a far lower cost of capital? Which I think is being demanded and perceived to be so high because you do not yet have visible cash flow coming from New York and your other exhibits yet.

Weiser: I think that’s probably a fair statement. The way we look at the company is that there is the operating company which has its’ own intrinsic value, there are the assets which have their own intrinsic value, and then there are the future earnings of the company which you can either value or not value that we place some value on.  So the three of those combined are really how we look at the company but the reality is that when a lender looks at it they are only going to look at ‘what are you doing now?’.  Not ‘what are you going to do afterwards?’.  Although all of them, I will tell you, are taking a very hard look at the projects we are funding with the proceeds and looking long and hard at our projections on New York. So I think there is some credit given to the future plans for the company, but obviously the Titanic assets in terms of revenue generation only generate revenue for the operating company. So their intrinsic value probably is not considered in terms of the debt pricing from the lender.

Shapiro: Right, but you have a wish list here of six items, I think it was six items. Creative acquisitions, strategic position of content, yada yada yada, you cut that back and not be pursuing five or six different things at the same time and you are focused on getting New York guaranteed up and running and generating and you are doing a few other items, you are talking about a $5 million borrowing instead of a 10. And on a $5 million borrowing under the same terms it would seem to me you’d be able to get that done at the 12 instead of the 18.

Weiser: Maybe we would, but I think that we have talked to some of the lenders and we are talking to some of them about a multi-tranche borrowing because you’re right we don’t need the money for everything tomorrow.  But we do obviously need to be focused and I will tell you regardless of whether or not the debt financing comes in tomorrow or a month from tomorrow, our primary focus for this fiscal year at least through the end of September to reverse some of the negative attendance trends in Las Vegas.  We’re not worrying about, we are going to clean up the Ice Age deal with Fox, get it signed, we’re going to continue to sign new content.  You know it takes a year and a half to two years to deliver it anyways because you have to get the museums signed up and they don’t have necessarily availability in six months so all of this ultimately becomes a pipeline of new content. So you’re right, we don’t need all $10 million necessarily on day one but we have explored the opportunity to talk to the lenders about possibly divvying up the borrowing into multi-tranches for that purpose.

Shapiro: Well similarly though, you’re de-risking it if you broke it into two tranches.  The key here is and the only reason I suggest it as an equity investor is I want the second tranche done after you de-risk it so that the second tranche, the first tranche is done at a lower rate and the second tranche is potentially the same lower rate or even lower.

Weiser: We can certainly look into that and I appreciate your input. You know, obviously the lenders control the process to a great extent but we’ll work it out.

Shapiro: will you hopefully be creating an auction among your lenders? Who are you working with on the debt side?

Weiser: We are working with Merriman in concert with a company called Business Cap.

Shapiro: Okay, thank you.

Weiser: Thank you, Andrew I hope you feel better.

Shapiro: I feel better than I sound.

Weiser: Good, I’m glad.  Operator, are there any more questions?

Operator: I would like to remind everyone that it is *1 from your touchtone phone. We’ll go to Ethan Starr.

Weiser: Hi, Ethan.

Starr: Hi, how are you.

Weiser: Good.

Starr: A while ago there was mention of an exhibit opening in Philadelphia, I believe at the Franklin Institute. What’s happening with that?

Weiser: Well, we opened Pompeii in Philadelphia and that’s closing this month and then moving to the California Science Center in Los Angeles.  Is that what you’re referencing?

Starr: Exactly, yes.

Weiser: That played.  The attendance was good, I don’t know exactly where we finished up but it was somewhere between 180,000 and 200,000 total attendance which exceeded their expectations.

Starr: So the results were good, did you meet your expectations for cash flow from that?

Weiser: We obviously incurred costs to set up, it will take three engagements to know the profitability for the total engagement but yes it was better than the cash flow we projected.

Starr: Great. Regarding your statement that you had this call to improve your communication efforts with the shareholders, I appreciate that and I think you met your goal with that, I found it very helpful and enlightening.

Weiser- I appreciate it, Mike and I are always available so I’m sure more questions will come out of this so we are more than willing to get on the phone if you are so inclined.

Operator: It appears there are no further questions so I will turn the conference over to our presenters for closing remarks

Thank you everyone I hope this has been helpful and as I said to Ethan, Mike and I are always available if anyone has any questions or wants to follow up.